Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
INTL FCStone Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333‑117544, 333‑137992, 333‑144719, 333‑152461, 333‑186704, and 333‑209912 on Form S‑3 and Nos. 333‑108332, 333‑142262, 333‑196413, 333‑197773, and 333-216538 on Form S‑8) of INTL FCStone Inc. of our reports dated December 14, 2017, with respect to the consolidated balance sheets of INTL FCStone Inc. and subsidiaries as of September 30, 2017 and 2016, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three‑year period ended September 30, 2017, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of September 30, 2017, which reports appear in the September 30, 2017 annual report on Form 10‑K of INTL FCStone Inc.
Our report dated December 14, 2017, on the effectiveness of internal control over financial reporting as of September 30, 2017, expresses our opinion that INTL FCStone Inc. did not maintain effective internal control over financial reporting as of September 30, 2017 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states management concluded that there were material weaknesses that were identified and included in management’s assessment as INTL FCStone Inc. did not:

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Design, conduct, and document an effective continuous risk assessment process related to new business lines, specifically at one of INTL FCStone Inc.’s Singapore subsidiaries, to identify, analyze and monitor risks impacting financial reporting, and implement business process level controls and monitoring activities that are responsive to those risks.

•
Design and operate effective process level controls related to physical coal trading activities in INTL FCStone Inc.’s Singapore subsidiary, INTL Asia Pte. Ltd., specifically, INTL FCStone Inc. did not:

◦	Design and operate controls over the existence of physical commodities inventory.

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Design and operate controls over the completeness, existence, accuracy, and valuation of amounts due to be reimbursed by an INTL Asia Pte. Ltd. supplier, including demurrage and other fees related to physical coal business activities, which are recorded within deposits with and receivables from broker-dealers, clearing organizations and counterparties, net.

◦	Establish appropriate segregation of duties within the purchasing, accounts payable and cash disbursements process.

/s/ KPMG LLP
Kansas City, Missouri
December 14, 2017